Exhibit 23.1

Deloitte AS Dronning Eufemias gate 14 Postboks 221 Sentrum NO-0103 Oslo Norway

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Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 28, 2019, relating to (1) the consolidated financial statements of DHT Holdings, Inc. and (2) the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of DHT Holdings Inc. for the year ended December 31, 2018.

Oslo, Norway
September 26, 2019
Deloitte AS

/s/ Jørn Borchgrevink

Jørn Borchgrevink
Partner

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